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                                                                    EXHIBIT 99.2

                                  DYNEGY INC.
                              1000 Louisiana St.
                                  Suite 5800
                             Houston, Texas 77002

                           __________   ___, ______


Dear Stockholder:

     As you know, our stockholders approved the merger of Dynegy into a subsidiary of Energy Convergence Holding Company - which will occur simultaneously with the merger of Illinova Corporation into another subsidiary of Energy Convergence Holding Company - on _______ ____, 1999. We expect this
merger to close on or about ___________   ___, _____. One of the provisions
related to the merger is that Dynegy stockholders have the right to elect either cash or stock as their consideration in the merger.

     We have enclosed the form by which you will elect whether you would like to receive stock consideration or cash consideration in the merger. Please complete this form, and mail it back to us in the enclosed envelope by no later than ___________ _____, ______. If you return this form prior to that date, you may change your election up to that date or any later date which we publicly announce. If you do not return this form, you will be deemed to have elected stock consideration.

     For each share of Dynegy common stock for which you elect to receive stock consideration, you will receive .69 shares of Energy Convergence while Illinova common shareholders receive one share of Energy Convergence common stock for each share of Illinova common stock they own. The price paid per share of Dynegy common stock for which you elect cash consideration will be $16.50 per share. On _________ _____, _______, the closing price of the Dynegy common stock was $_______ and the closing price of the Illinova common stock was $_______.

     If you elect to receive cash consideration in the merger, you will be subject to pro rationing. Energy Convergence will pay cash for only approximately 40% of the outstanding shares of Dynegy, which will result in conversion of a maximum of approximately 67.6 million shares of Dynegy common stock into cash. Two major Dynegy stockholders holding approximately 50% of the outstanding Dynegy common stock have elected to receive cash consideration. Accordingly, the amount of cash available will be insufficient to satisfy cash elections completely and the cash will be prorated to stockholders electing to receive cash, as more fully described in the proxy/prospectus of Energy Convergence dated ____________ _______, _______. Accordingly, for each 100 shares of Dynegy common stock for which you elect to receive cash, you will receive cash consideration with respect to no less than 63 shares of Dynegy common stock and no more than 84 shares of Dynegy common stock. The consideration for the balance of your Dynegy common stock will be Energy Convergence Class A common stock.

     None of Dynegy, Energy Convergence, the Board of Directors of Dynegy or the Board of Directors of Energy Convergence make any recommendation to you as to whether you should select stock consideration or the cash consideration in the merger.

     For further information about the merger, Energy Convergence, Dynegy and Illinova, please see the enclosed proxy/prospectus of Energy Convergence and the information incorporated by reference into the proxy prospectus.

                                   Sincerely yours,


                                   C. L. Watson
                                   Chairman and Chief Executive Officer
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                               FORM OF ELECTION

     Capitalized terms not defined in this Form of Election shall have the meanings set forth in the Agreement and Plan of Merger among Dynegy Inc., Illinova Corporation, Energy Convergence Holding Company, Energy Convergence Acquisition Corporation and Dynegy Acquisition Corporation, dated June 14, 1999.


________________________________________________________________________
NAME AND ADDRESS OF HOLDER OF RECORD AS SHOWN ON RECORDS OF DYNEGY INC.


A.  CASH ELECTION
    LIST HERE NUMBER OF SHARES OF DYNEGY COMMON STOCK FOR WHICH CASH IS ELECTED


Number of Shares:________________________



B.  STOCK ELECTION
    LIST HERE NUMBER OF SHARES OF DYNEGY COMMON STOCK FOR WHICH SHARES OF ENERGY CONVERGENCE CLASS A COMMON STOCK ARE ELECTED


Number of Shares:________________________



SIGN HERE

________________________________________________________________________________

________________________________________________________________________________
                           Signature(s) of Owner(s)

________________________________________________________________________________
Name(s)

________________________________________________________________________________

________________________________________________________________________________
                                (Please Print)

Capacity (full title)

________________________________________________________________________________

Address

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________
                              (Include Zip Code)

Area Code and Telephone Number

________________________________________________________________________________

Taxpayer Identification or Social Security Number

________________________________________________________________________________

(Must be signed by registered holder(s) exactly as name(s) appear on the certificates. In the case of joint tenants, both should sign. If the certificates for the Dynegy Common Stock are registered in different forms of the name of any person signing this Form of Election (e.g., "John Smith" on one certificate and "J. Smith" on another), it will be necessary for such person either to sign this Form of Election in each way in which the certificates are registered or to sign as many Forms of Election as there are different registrations. When signing as agent, attorney, administrator, executor, guardian, trustee, or in any other fiduciary or representative capacity, or as an officer of a corporation on behalf of the corporation, please give full title as such.)